Exhibit 10.21

AMENDMENT

TO

TEXAS ROADHOUSE, INC.

2004 EQUITY INCENTIVE PLAN

This is an Amendment to the Texas Roadhouse, Inc. 2004 Equity Incentive Plan (the “Plan”) made effective as of  January 1, 2009 by Texas Roadhouse, Inc. ( the “Company”).

WHEREAS, the Company maintains the Plan; and

WHEREAS, the Company wishes to amend and conform the written terms of the Plans to the requirements of Section 409A of the Internal Revenue Code of 1986;

NOW, THEREFORE, the Texas Roadhouse, Inc. 2004 Equity Incentive Plan is hereby amended as follows:

Amendment

1.                                       Section 2(s) is amended to read as follows:

“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or traded on The NASDAQ Stock Exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board by reasonable application of a reasonable valuation method, considering any and all information the Board determines relevant, consistent with Code Section 409A and Treasury Regulations thereunder.

2.                                       Section 3(c)(i) is amended to add the following sentence at the end thereof:

All constructions of this Plan shall be made in a manner the Committee believes consistent with Options under the Plan not constituting “deferred compensation” within the meaning of Code Section 409A, or, alternatively, to comply with Code Section 409A’s requirements, and, with respect to Incentive Stock Options, consistent with the Code and Regulations governing the preservation of their tax treatment.

3.                                       Section 6(c) is amended to read as follows:

Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

4.                                     Section 7(a) is amended to add the following sentences after the first sentence thereof:

Stock bonus awards will be designed either to be exempt from the requirements of Section 409A of the Code, or will be designed to be compliant with the requirements of Section 409A of the Code; and the Stock Award Agreement setting forth a stock bonus award will specify such design choice and will include any necessary provisions to ensure the chosen treatment.  A stock bonus award may be an immediate award of restricted stock at no cost to the Participant or a restricted stock unit award providing for issuance of stock in the future subject to satisfaction of vesting requirements.

5.                                     Section 7(b) is amended to add the following sentence after the first sentence thereof:

Restricted stock awards will be designed either to be exempt from the requirements of Section 409A of the Code, or will be designed to be compliant with the requirements of Section 409A of the Code; and the Stock Award Agreement setting forth a restricted stock award will specify such design choice and will include any necessary provisions to ensure the chosen treatment.

6.                                     Section 11(a) is amended to add the following to the end thereof:

If any adjustment under this Section would create a fractional Share or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares reserved under this Plan shall be the next lower number of shares, rounding all fractions downward.  Any adjustment of a Stock Option under this Section shall be made in such a manner so as not to constitute a “modification” within the meaning of Section 424(h) of the Code (even though such section may not otherwise be applicable).  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

7.                                     Section 12(a) is amended to read as follows:

(a)  Amendment of Plan. The Board at any time, and from time to time, may amend the Plan, but no action of the Board may:

(i)                                     Decrease the price of an Option to less than the Fair Market Value on the date the Option was granted; or

(ii)                                  Extend the maximum term during which an Option can be exercised, unless and until the Committee determines that such extension does not cause the Option to cease to be exempt from Code Section 409A because it does not constitute a deferral of compensation that would subject the Option to the excise taxes provided under Code Section 409A.

Except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code.

8.                                        Section 12(e) is amended to read as follows:

(e)  Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards as permitted by this Section 12; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

9.                                     Section 16 is added to the Plan as follows:

                                              16.                                   SECTION 409A COMPLIANCE.

It is intended that Stock Awards granted under the Plan shall be exempt from taxation under Section 409A of the Code unless otherwise determined by the Committee at the time of grant.  In that respect the Company, by action of its Board, reserves the right to amend the Plan, and the Board and the Committee each reserve the right to amend any outstanding Stock Award Agreement, to the extent deemed necessary or appropriate either to exempt a Stock Award from taxation under Section 409A or to comply with the requirements of Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Texas Roadhouse, Inc. 2004 Equity Incentive Plan as of the Effective Date but actually on the date(s) stated below.

TEXAS ROADHOUSE, INC.

By	/s/ Scott M. Colosi
Scott M. Colosi, Chief Financial Officer

Date:	December 26, 2008